Exhibit 4.29

Retained information form of trading parties

Lessor (Party A):	Lin Wang
Certificate name and number:

Lessee (Party B):	Lixin (Hangzhou) Asset Management Co., Ltd.

Agent

Name:	Li Zhang
Certificate name and number:
Telephone:

Article 1 Basic information of leased houses

1. The house is located in Room 2501, Unit 1, Building 2, ShuianFengting,

Shangcheng District, Hangzhou.

The building area is 88.47 square meters.

2. Housing ownership: Real estate certificate, Certificate No.: Zhe (2020) Hangzhou real estate No. 0021605, Name of house owner: Lin Wang, name of common owner: Weiwei Shen.

Article 2 House leasing and registration

1. The purpose of the lease is living, with 1 person and no more than 4 persons at most

2. Within 7 days from the date of signing the contract, Party A should go to the local police station where the house is located for house rental registration. Within 5 days from the date of change or termination of the contract, change and cancellation procedures shall be handled. If the resident changes within the validity of the contract, the change procedures shall be handled within 2 days.

If there are non registered residence population in the residential area, Party A shall supervise and assist Party B in processing residence permit.

If there are overseas residents, Party B shall go to the local police station for registration within 24 hours after the conclusion of the contract.

Party A and Party B shall go through the filing procedures of the house lease contract within 5 working days from the date of signing the contract.

Article 3 Lease term

1. The contract period is 12 months from September 15, 2020 to September 14, 2021. Party A shall deliver the house to Party B before September 15, 2019.

2. After the expiration of the lease or the termination of the contract, Party A shall have the right to take back the house, and Party B shall return the house and its accessories in the original state. Party A and Party B shall settle their respective expenses.

If Party B continues to lease, it shall request to renew the lease one month in advance and sign a new contract after reaching a consensus through consultation.

Article 4 Rent and deposit

1. Rent standard: RMB 8200 / month, total: RMB 98400.

2. Rent payment type: Half a year, Bank transfer, Name: Wang Lin, Bank of deposit: Huaxia Bank, Card number: 6230200031634731.

3. Deposit: RMB8200, after the expiration of the lease or the termination of the contract, the deposit shall be returned to Party B after deducting the expenses, rent and compensation..

4. Each rent shall be paid before the 8th of the month of delivery.

Article 5 Mode of undertaking other related expenses

During the lease term, Party B shall be responsible for: water fee, electricity fee, gas fee, property management fee and house rental tax fee, which is 2.4% of the monthly rent, RMB196.8.

Other expenses not specified in the contract shall be borne by Party A.

Article 6 Service

1. Party C provides intermediary services for both parties.

2. Agency fee: RMB8200, Party A shall pay RMB4100, Party B shall pay RMB4100.

3. Party C shall not charge any additional fees except agency fees.

Article 7 Rights and obligations of Party A and Party B

1. Party A shall ensure the safety conditions of the leased house, the building structure and ownership meet the trading conditions, and no dispute involved.

2. Party B guarantees to abide by laws and regulations and property management treaties.

3. Party B guarantees the authenticity of personal data. If it is not true, Party A has the right to terminate the contract, and the losses incurred shall be borne by Party B.

4. During the lease term, Party A and Party B shall jointly guarantee the safety of the house and its accessories and facilities.

(1) . Party B shall promptly notify Party A to repair the loss caused by natural property.

(2). Party B shall be responsible for the maintenance or compensation of the house, attached articles and facilities damaged due to Party B’s improper storage.

Article 8 Others

1. Sublease

Unless otherwise agreed, Party B may sublet the house to others with the prior written consent of Party A.

2. Renovation

After the expiration of the lease or the termination of the contract, both parties shall deal with Party B’s decoration as follows:

Form attached decoration: Fixed decoration.

3. House for sale

If Party A lists the house for sale, Party A shall first consult the lessee whether to give priority to the purchase.

Article 9 Termination of contract

1. The contract can be terminated by mutual agreement,

2. If the contract cannot continue to be performed due to force majeure, the contract shall be terminated by itself.

3. If Party A has any of the following circumstances, Party B has the right to unilaterally terminate the agreement, and Party

A shall compensate for one month’s liquidated damages:

(1). 10 days of delay in delivery;

(2). The house does not conform to the contract;

(3). Party B does not undertake the maintenance obligation, which makes Party B unable to use it normally.

4. If Party B has any of the following circumstances, Party A has the right to unilaterally terminate the agreement, and Party

b shall compensate for one month’s liquidated damages:

(1). Failing to pay the rent for more than 10 days as agreed;

(2). The outstanding fees are equivalent to one month’s rent;

(3). Unauthorized change of housing use;

(4). Demolishing or damaging the house structure without authorization;

(5). No compensation is made for damage to accessory articles or facilities;

(6). Using houses to engage in illegal activities or damage public interests;

(7). Sublease the house to others without the consent of Party A.

Article 10 Liability for breach of contract

1. During the lease term, if Party A needs to take back the house in advance, or Party B needs to return the house in advance, it shall inform one month in advance and pay one month’s liquidated damages.

2. If Party A fails to deliver the house within the agreed time or Party B fails to pay the rent as agreed, it shall pay the overdue fee according to the daily rent standard.

3. If Party B fails to return the house within the agreed time, it shall pay the overdue fee according to the daily rent.

Article 11 Dispute settlement and effectiveness of contract

Any dispute arising from this contract shall be settled by the three parties through negotiation. If the negotiation fails, a lawsuit may be brought by the people’s Court of the place where the house is located.

Article 12 Explanation of contract terms and other agreed matters

The second item of Article 2 in the contract shall be invalid. If there is any problem with the housing facilities, both parties shall negotiate to solve it.

5. For matters not covered in this contract, supplementary terms can be concluded through negotiation between both parties. The supplementary terms shall have the same effect as this contract.

6. At the time of signing the contract, both parties have full capacity for civil conduct and are willing to perform in accordance with the provisions of the contract.

7. In the process of performing the contract, any dispute shall be settled through negotiation. If the negotiation fails, both parties shall bring a suit to the local people’s court.

8. This contract is made in duplicate, one for each party.

9. Other matters agreed by both parties: the price includes property fee, the rent tax shall be borne by Party B, and the monthly tax is RMB76.92.

0. The owner undertakes to record the contract, and shall bear the consequences if he fails to do so.

Lessor (Party A) Seal: Lin Wang	Lessee (Party B) Seal: Lixin (Hangzhou)

Asset Management Co., Ltd.
Agent:	Agent:
Party C Seal:

Signature of professional staff:	Telephone::

Date of document signing: